SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                          Results of Operations and Financial Conditions

On February 17, 2005, priceline.com Incorporated announced its financial results for the fourth quarter and year-ended December 31, 2004.  A copy of priceline.com’s consolidated balance sheets at December 31, 2004 and consolidated statements of operations for the three and twelve months ended December 31, 2004 are attached as Exhibit 99.1 to this Current Report on Form 8-K.  The information in this Item 2.02 (including Exhibit 99.1) shall be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 7.01.                                          Regulation FD Disclosure

On February 17, 2004, priceline.com Incorporated announced its financial results for the fiscal quarter and year-ended December 31, 2004.  A copy of priceline.com’s press release announcing these financial results and certain other information is attached as Exhibit 99.2 to this Current Report on Form 8-K.

As set forth in more detail in the attached press release, for the three and twelve months ended December 31, 2004, priceline.com’s revenues were $195.0 million and $914.4 million, respectively, and gross profit was $49.9 million and $198.2 million, respectively.  Priceline.com reported GAAP net income for the three and twelve months ended December 31, 2004 of $5.0 million ($0.12 per diluted share) and $30.0 million ($0.76 per diluted share), respectively.  Priceline.com reported that, at December 31, 2004, it had $247.7 million in cash and marketable securities.  In addition, priceline.com noted that its “organic” gross bookings would have grown over 30% in the 4th quarter 2004 when compared to the 4th quarter 2003, assuming that priceline.com owned both Active Hotels and Travelweb during both periods and excluding the sale of hotel rooms by Travelweb through Orbitz (the sale of which priceline.com noted it did not expect to extend past the end of the expiration of the Travelweb-Orbitz contract at the end of 2005).

Priceline.com said it expected 1st quarter 2005 revenues and gross profit to grow approximately 5% to 10% and 30% to 35%, respectively, over the same period in 2004.  Priceline.com announced that it expected advertising expenses of approximately $19 to $21 million in the 1st quarter 2005 and expected approximately 50% to be spent on-line and approximately 50% off-line.  Priceline.com estimated that sales and marketing expenses in the 1st quarter 2005 would be between $9.0 and $9.5 million.  Priceline.com stated that it expected personnel costs to be approximately $10.7 to $10.9 million in the 1st quarter 2005.  With respect to 1st quarter 2005, priceline.com stated it expected general and administrative expenses of approximately $4.7 to $4.9 million, information technology expenses of approximately $2.5 to $2.7 million, and depreciation and amortization expenses, excluding acquisition related amortization, of approximately $2.4 million.  Priceline.com stated that it expected cash income tax expense of approximately $300,000 to $400,000 in the 1st quarter 2005.

The information set forth above and in the attached press release contains forward-looking statements relating to priceline.com’s performance during 2005.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to priceline.com on the date this report was submitted.  Priceline.com undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A more thorough discussion of certain factors which may affect priceline.com’s operating results is included in priceline.com’s recent filings with the Securities and Exchange Commission and will also be included in priceline.com’s Annual Report on Form 10-K for the twelve months ended December 31, 2004 to be filed with the Securities and Exchange Commission on or about March 15, 2005.

The information set forth above is qualified in its entirety by reference to the press release (which includes a financial and statistical supplement), a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.2 hereto and the accompanying financial and statistical supplement and related information) shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.                                                                       Financial Statements and Exhibits

(c) Exhibits

99.1	Priceline.com consolidated balance sheets at December 31, 2004 and consolidated statements of operations for the three and twelve months ended December 31, 2004.

99.2

Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on February 17, 2005 relating to, among other things, its 4th quarter and year-end earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  February 23, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Priceline.com consolidated balance sheets at December 31, 2004 and consolidated statements of operations for the three and twelve months ended December 31, 2004.

99.2

Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on February 17, 2005 relating to, among other things, its 4th quarter and year-end earnings.